Exhibit 99.1


         Federal Reserve Board of Governors Approves New York Community
            Bancorp, Inc.'s Acquisition of Atlantic Bank of New York


     WESTBURY, N.Y. & NEW YORK--(BUSINESS WIRE)--March 30, 2006--New York Community Bancorp, Inc. (NYSE: NYB), the holding company for New York Community Bank and New York Commercial Bank, and Atlantic Bank of New York ("Atlantic Bank"), a wholly-owned subsidiary of the National Bank of Greece, today announced that the acquisition of Atlantic Bank by New York Community Bancorp, Inc. has been approved by the Board of Governors of the Federal Reserve System.
     The acquisition is pending the approval of the New York State Banking Department, which is expected to consider the acquisition at its regularly scheduled meeting on April 6, 2006.

     New York Community Bancorp, Inc. is the $26.3 billion holding company for New York Community Bank and New York Commercial Bank, and the leading producer of multi-family loans for portfolio in New York City. A New York State-chartered savings bank with 139 offices serving New York City, Long Island, Westchester County, and northern New Jersey, New York Community Bank is the third largest thrift depository in the New York metropolitan region, and operates through seven local divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. New York Commercial Bank is a New York State-chartered commercial bank with 12 branches serving Long Island and Brooklyn, New York. Additional information about New York Community Bancorp, Inc. and its bank subsidiaries is available at www.myNYCB.com.

     Established in 1926, Atlantic Bank of New York is one of the top 20 commercial banks serving the New York area. With $2.7 billion in assets, Atlantic Bank of New York is a full-service commercial bank providing a comprehensive range of financial services to small and mid-sized businesses, commercial real estate investors, and consumers. The Bank operates branch offices in Manhattan, Queens, Brooklyn, Long Island, and Westchester County, and offers commercial insurance premium financing on a nationwide basis through its wholly-owned subsidiary, Standard Funding Corp. Atlantic Bank is a member of the NBG Group which has more than $68 billion in assets and operates in 23 countries. Additional information is available on the Bank's website, www.atlanticbank.com.


    CONTACT: New York Community Bancorp, Inc.
             Investor Relations:
             Ilene A. Angarola, 516-683-4420
             or
             Atlantic Bank of New York
             Anthony J. Morris, 212-714-7579